Exhibit 10.38

EMPLOYMENT AGREEMENT AMENDMENT 2

December 28, 2023 Andrea Olshan

Dear Andrea,

Reference is made to that certain employment agreement between you and Seritage Growth Properties (the “Company”), dated February 7, 2021 (the “Employment Agreement”), as amended by that certain Employment Agreement Amendment 1, dated March 15, 2022 (the “Original Amendment”). Capitalized terms that are not defined herein shall have the meanings assigned to such terms in the Employment Agreement.

In recognition of the contributions that you have made, and which we expect you to continue to make, to the success of the Company, the Compensation Committee has approved certain amendments to the Employment Agreement, subject to all of the terms and conditions of this Employment Agreement Amendment 2 (this “Amendment”), which terms and conditions shall (i) be deemed to be added to the terms and conditions of the Employment Agreement and (ii) supersede the terms and conditions of the Original Amendment.

1.
Employment Agreement Amendments.

a.
Annual Salary. Your Annual Salary will continue to be paid in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws. During the period of your employment with the Company, your “Annual Salary” will be

(i) $1,000,000 for the Annual Period beginning March 16, 2023; (ii) $1,050,000 for the Annual Period beginning March 16, 2024; (iii) $1,102,500 for the Annual Period beginning March 16, 2025; and (iv) for each Annual Period thereafter, an amount equal to 105% of your Annual Salary for the immediately preceding Annual Period. For purposes of this Amendment, “Annual Period” means the period of time beginning on March 16th of a particular calendar year and ending on March 15th of the following calendar year.

b.
Annual Bonus. Your annual bonus for each calendar year during the period of your employment with the Company will be paid no later than March 15 of the following calendar year, if you are employed on the payment date, in the amount of your Target Bonus Amount for the Annual Period beginning in such calendar year, and there will be no performance metrics applicable to your annual bonus. For purposes of this Amendment, “Target Bonus Amount” means (i) $1,400,000 for the Annual Period beginning March 16, 2023; (ii) $1,470,000 for the Annual Period beginning March 16, 2024; (iii)

$1,543,500 for the Annual Period beginning March 16, 2025; and (iv) for each Annual Period thereafter, an amount equal to 105% of the Target Bonus Amount for the immediately preceding Annual Period.

c.
Outstanding Equity Awards. The 2021 annual equity award granted to you in calendar year 2022 (the “2021 Award”) will continue to vest ratably in three annual installments measured from the grant date, subject to your employment through the applicable vesting date; provided, that vesting of the 2021 Award will fully accelerate in the event of a termination of the your employment by the Company without Cause or by you for Good Reason, or in the event the 2021 Award is not assumed in a transaction that is a Change in Control, all in accordance with the terms of the Employment Agreement with respect to Annual RSUs. For the avoidance of doubt, the terms of Sections 2(g) and 3(b)(v) of the Employment Agreement, in each case, concerning the treatment of outstanding equity awards in the event of a Change in Control and in the event of certain termination events, respectively, will continue to govern your outstanding equity awards.
d.
Cash in Lieu of Future Equity Grants. Notwithstanding anything to the contrary in Section 2(d) of the Employment Agreement regarding the applicable form of equity awards, in lieu of any future annual equity grants, your Target Equity Amount will be granted to you in the form of a cash award on March 15th of the applicable year during the period of your employment with the Company, rather than in the form of an equity award (each, a “Cash Award”). For purposes of this Amendment, “Target Equity Amount” means $2,000,000. Each Cash Award will vest in the manner set forth below, subject to your employment through the applicable vesting date (except as otherwise provided below). The vested portion of each Cash Award will be paid to you on the Company’s first regular payroll date after the applicable vesting date.
e.
i.
2022 Award. Pursuant to the terms of the Original Amendment, in lieu of your 2022 annual equity grant, you were granted a Cash Award of $2,000,000 on March 15, 2023 (the “2022 Award”). The 2022 Award was originally scheduled to vest in three equal annual installments measured from the grant date, subject to your employment in through the applicable vesting date. This Amendment modifies the vesting schedule of the 2022 Award, such that (A) one-third of the award will vest on March 15, 2024, (B) one-third of the award will vest on December 31, 2024, and (C) one-third of the award will vest on December 31, 2025, in each case, subject to your employment through the applicable vesting date.
ii.
Future Awards. Beginning in 2024 and for each subsequent calendar year thereafter during the period of your employment with the Company, in lieu of all future annual equity grants, you will be granted a Cash Award with a value equal to the Target Equity Amount on March 15 of the applicable year (each, a “Future Award”), subject to your continued employment on the grant date. Each Future Award will vest as to (A) one-third of the award on the grant date, (B) one-third of the award on December 31st of the calendar year in which the grant date occurs, and (C) one-third of the award on December 31st of the calendar year immediately following the calendar year in which the grant date occurs, in each case, subject to your employment through the applicable vesting date.
iii.
Accelerated Vesting Events. In the event of a termination of your employment by the Company without Cause or by you for Good Reason, or in the event the Cash Awards are not assumed in a transaction that is a Change in Control, the vesting of your outstanding Cash Awards will accelerate in full as of the date of such event.
f.
Enhanced Severance Multiple. The reference to your “two (2) times” severance multiple in Section 3(b)(ii) of the Employment Agreement is hereby removed and replaced with a reference to a “two and a half (2.5) times” severance multiple.
2.
Miscellaneous.
a.
This Amendment shall be considered an amendment to the Employment Agreement, and shall supersede any prior amendment thereto (including, without limitation, the Original Amendment), pursuant to the terms thereof. All other terms and conditions set forth in the Employment Agreement, except as specifically modified by this Amendment, shall continue in full force and effect.
b.
This Amendment constitutes the entire agreement between the parties hereto, and supersedes all prior representations, agreements, and understandings (including any prior course of dealings), both written and oral, between the parties hereto with respect to the changes to the Company’s cash bonus program or annual equity grant program.
c.
This Amendment shall be binding whether it is between the Company and you or between any such successor and you.
d.
This Amendment may be executed via PDF or facsimile and in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

e.
This Amendment may be executed via PDF or facsimile and in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

[Signature Page Follows]

We look forward to your continued contributions to the success of the Company. Please acknowledge your acceptance of the terms of this Amendment and return it to the Company as soon as possible.

Sincerely,

Seritage Growth Properties

By: Name: Matthew Fernand

Title: Chief Legal Officer & Corporate Secretary

Acknowledged and agreed:

Andrea Olshan

Date:

[SIGNATURE PAGE TO AMENDMENT 2]